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                                                              EXHIBIT 99.2
                                 FORM OF

               THIRD AMENDMENT TO SECURITYHOLDERS AGREEMENT

  This Third Amendment to Securityholders Agreement, dated as of February , 1998 (the "Amendment"), is entered into among American Tower Corporation, a Delaware corporation (the "Corporation") and the persons and entities whose signatures appear on the signature pages hereto (collectively, the "Securityholders") and, where applicable, the respective spouses of the Securityholders.

                                 RECITAL

  A Securityholders Agreement, dated as of October 12, 1994 (the "Original Securityholders Agreement") was entered into among the Corporation and the Securityholders signatories thereto. The Original Securityholders Agreement was amended by an amendment dated on or about December 19, 1995 (the "First Amendment") and further amended by an amendment dated on or about June , 1997 (the "Second Amendment"). The Corporation and the Securityholders now desire to further amend the Original Securityholders Agreement, as amended by the First Amendment and the Second Amendment.

                                AGREEMENTS

  In consideration of the premises, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  1. Amendment. Section 18.5 of the Original Securityholders Agreement is hereby amended and restated in its entirety as follows to add clause (c) thereto:

    18.5. This Agreement shall terminate automatically upon (a) the dissolution of the Corporation, (b) the completion of an Initial Public Offering, provided however, that Section 7 of this Agreement shall survive any such termination pursuant to this clause (b) to the extent and for the periods set forth in such Section or (c) the consummation of the merger contemplated by the Agreement and Plan of Merger, dated as of December 12, 1997 between the Corporation and American Tower Systems Corporation.

  2. Ratification. Except as expressly amended by this Amendment, the Original Securityholders Agreement, as amended by the First Amendment and the Second Amendment, shall remain in full force and effect and its terms, as further modified by this Amendment, are hereby ratified and confirmed.

  3. Miscellaneous. This Amendment shall become effective upon the signing by holders of two-thirds of the outstanding common stock of the Corporation. This Amendment may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

  IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

                                     AMERICAN TOWER CORPORATION

                                     By:

                                        Name: Fred R. Lummis

                                        Title: President and CEO

          [Signature pages of Securityholders follow this page]